EXHIBIT (a)(1)(vii)

LETTER FROM TRUSTEE TO PARTICIPANTS IN THE WENDY’S

PROFIT SHARING AND SAVINGS PLAN

IMMEDIATE ATTENTION REQUIRED

October 18, 2006

Re: Wendy’s International, Inc. Tender Offer

Dear Wendy’s Profit Sharing and Savings Plan Participant:

The enclosed tender offer materials and gold 401(k) Plan Direction Form require your immediate attention. Our records reflect that, as a participant in the Wendy’s International, Inc. Profit Sharing and Savings Plan (the “401(k) Plan”), a portion of your individual account is invested in the Wendy’s Company Stock Fund (the “Company Stock Fund”). The tender offer materials describe an offer by Wendy’s International, Inc. (“Wendy’s”) to purchase up to 22,222,222 shares of its common stock, $0.10 stated value per share (the “Shares”), at a price not greater than $36.00 nor less than $33.00 per share, less applicable withholding taxes and without interest (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the 401(k) Plan, concerning whether to tender Shares attributable to your individual account under the 401(k) Plan. You will need to complete the enclosed gold 401(k) Plan Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006, unless the Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the Offer, if feasible.

The remainder of this letter summarizes the transaction, your rights under the 401(k) Plan and the procedures for completing and submitting the gold 401(k) Plan Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated October 18, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal, enclosed with this letter. A question and answer document from Wendy’s is also included for your reference.

BACKGROUND

Wendy’s has made an offer to purchase up to 22,222,222 shares of its common stock, $0.10 stated value per Share, at a price not greater than $36.00 nor less than $33.00 per share, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Wendy’s will select the lowest purchase price that will allow it to purchase 22,222,222 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. In the event more than 22,222,222 Shares are tendered pursuant to the Offer, the Company may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of Wendy’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the 401(k) Plan. As of October 11, 2006, the 401(k) Plan had approximately 116,309 Shares allocated to participant accounts. Only Fidelity, as trustee of the 401(k) Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the 401(k) Plan, you have the right to direct Fidelity to tender some or all of the Shares attributable to your individual account in the 401(k) Plan, and at what price or prices. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed gold 401(k) Plan Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your 401(k) Plan account will be tendered. Fidelity will tender Shares in the 401(k) Plan that have not been allocated to an individual account in the same proportion as Fidelity tenders Shares for which it receives participant directions, unless otherwise required by applicable law.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed gold 401(k) Plan Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Fidelity tenders Shares on behalf of the 401(k) Plan, they may be required to tender Shares on terms different than those set forth on your gold 401(k) Plan Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the trust agreement between Wendy’s and Fidelity prohibit the sale of Shares to Wendy’s for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. Fidelity will determine “adequate consideration” based on the prevailing market price of the Shares on the New York Stock Exchange on the date the Shares are tendered by Fidelity (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Fidelity may be unable to follow participant directions to tender Shares to Wendy’s at certain prices within the offered range. Fidelity will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by Wendy’s ($36.00 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•	If the prevailing market price is equal to or lower than the price at which you direct Shares be tendered, Fidelity will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $36.00 to $33.00 Fidelity will follow your direction regarding the percentage of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $36.00 to $33.00, for all Shares directed to be tendered at the “per Share purchase price to be determined pursuant to the tender offer,” Fidelity will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate the 401(k) Plan Direction Forms. Neither Fidelity nor their affiliates or agents will make your individual direction available to Wendy’s.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a gold 401(k) Plan Direction Form that should be completed and returned to Fidelity’s tabulator. Please note that the gold 401(k) Plan Direction Form indicates the number of Shares attributable to your individual account as of October 11, 2006. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of November 13, 2006, or as of a later date if the Offer is extended.

If you do not properly complete the gold 401(k) Plan Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your gold 401(k) Plan Direction Form, you must do the following:

(1)	On the face of the gold 401(k) Plan Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you do not want the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the 401(k) Plan to continue holding such Shares.

•	CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the percentage (in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the per Share purchase price to be determined pursuant to the tender offer, which will result in receiving a price per Share as low as $33.00 or as high as $36.00. Leave a given line blank if you want no Shares tendered at that particular price. The total of the percentages you provide on the 401(k) Plan Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account.

(2)	Date and sign the gold 401(k) Plan Direction Form in the space provided.

(3)	Return the gold 401(k) Plan Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006, unless the Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new 401(k) Plan Direction Form that may be obtained by calling Fidelity at (800) 835-5095. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional 401(k) Plan Direction Form from Fidelity and repeating the previous instructions for directing tender as set forth in this letter.

After the deadline above for returning the gold 401(k) Plan Direction Form to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the 401(k) Plan.

Wendy’s will then buy all Shares, up to 22,222,222, that were properly tendered through the Offer. (In the event more than 22,222,222 Shares are tendered pursuant to the Offer, the Company may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer.) If there is an excess of Shares tendered over the exact number desired by Wendy’s, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. For any Shares in the 401(k) Plan that are tendered and purchased by Wendy’s, Wendy’s will pay cash to the 401(k) Plan. INDIVIDUAL PARTICIPANTS IN THE 401(K) PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE 401(K) PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE 401(K) PLAN. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the 401(k) Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the 401(k) Plan, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to the participants in the 401(k) Plan.

EFFECT OF THE OFFER ON YOUR ACCOUNT

If you direct Fidelity to tender some or all of the Shares attributable to your account, as of 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006, withdrawals, loans, distributions and exchanges out of the Company Stock Fund attributable to your 401(k) Plan account will be unavailable until all processing related to the Offer has been completed, unless the Offer is extended or terminated. Balances in the Company Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. In the event that the Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these Company Stock Fund transactions will commence. Please note that these restrictions DO NOT impact your ability to purchase additional units of the Company Stock Fund.

If you directed Fidelity to NOT tender any of the Shares attributable to your account, you did not return your gold 401(k) Plan Direction Form in a timely manner or your tender instructions could not be followed, you will continue to have access to all transactions normally available to you under the 401(k) Plan.

INVESTMENT OF PROCEEDS

Fidelity will invest all cash proceeds received by the 401(k) Plan as soon as administratively feasible after receipt of these proceeds. The cash will be invested in the Fidelity Freedom Income Fund. Fidelity anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at 1-800-835-5095 (or access your account via www.401k.com) after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Freedom Income Fund invested in other investment options offered under the 401(k) Plan.

SHARES OUTSIDE THE 401(K) PLAN

If you hold Shares outside of the 401(k) Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the 401(k) Plan. Likewise, the tender of Shares attributable to your individual account under the 401(k) Plan will not be effective with respect to Shares you hold outside of the 401(k) Plan. The direction to tender or not tender Shares attributable to your individual account under the 401(k) Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed 401(k) Plan Direction Form may not be used to tender Shares held outside of the 401(k) Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the 401(k) Plan, please contact Fidelity toll free at (800) 835-5095. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Inc., the Information Agent, toll free at (866) 277-0928.

Sincerely,

Fidelity Management Trust Company

401(K) PLAN DIRECTION FORM

WENDY’S INTERNATIONAL, INC. TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE

ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED 401(K) PLAN DIRECTION FORM, OR IF SUCH FORM IS NOT RECEIVED BY 4:00 P.M., EASTERN STANDARD TIME ON MONDAY, NOVEMBER 13, 2006, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE 401(K) PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the Wendy’s International, Inc. Profit Sharing and Savings Plan (the “401(k) Plan”) as to whether to tender or not, or at which prices. Your direction to Fidelity will be kept confidential.

This 401(k) Plan Direction Form, if properly signed, completed and received by Fidelity’s tender offer tabulator in a timely manner, will supersede any previous 401(k) Plan Direction Form.

Date
Please Print Name
Signature

As of October 11, 2006, the number of Shares attributable to your account in the 401(k) Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Wendy’s International, Inc., dated October 18, 2006, I hereby instruct Fidelity to tender the Shares attributable to my account under the 401(k) Plan as of November 13, 2006, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐ 1.	Please refrain from tendering and continue to HOLD all Shares attributable to my individual account under the 401(k) Plan.

☐ 2.	Please TENDER Shares attributable to my individual account under the 401(k) Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no Shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

% at $33.00	% at $34.00	% at $35.00	% at $36.00

% at $33.25	% at $34.25	% at $35.25	% at **TBD

% at $33.50	% at $34.50	% at $35.50

% at $33.75	% at $34.75	% at $35.75

** By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the “modified Dutch Auction,” for the percentage of shares elected. This could result in receiving a price per share as low as $33.00 or as high as $36.00 per share.